Exhibit 4.1

B.O.S. Better online solutions ltd.

sECURITIES PURCHASE AGREEMENT

Dated as of

May 16, 2019

share PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 16, 2019 , by and among B.O.S Better Online Solutions Ltd. (the “Company”), and the person(s) and/or entity(ies) listed in Schedule I attached hereto (each, an “Investor”, and, severally and not jointly, the “Investors”);

WHEREAS, the Company wishes to raise capital from the Investors in an aggregate amount of up to US$1,000,000 (the “Investment Amount”) by means of the issuance of Ordinary Shares of the Company, nominal value NIS 80.00 each (each, a “Share” and collectively, the “Shares”) subject to the terms and conditions more fully set forth in this Agreement; and

WHEREAS, in connection with the Investors’ purchase of the Shares hereunder, the Company wishes to issue to the Investors such number of warrants to purchase Shares as set forth opposite each Investor’s name in the column labeled “No. of Warrants” on Schedule 1 hereto (reflecting 60% warrant coverage), on the terms and conditions hereof; and

WHEREAS, subject to the terms and conditions herein, each of the Investors desires to acquire from the Company Shares and Warrants in the amount corresponding to its name as set forth on Schedule I.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

1. PURCHASE AND SALE OF SHARES.

1.1 Subject to the satisfaction of the terms and conditions described in this Agreement, at the Closing (as defined below), the Company shall sell and issue to each Investor, and each Investor shall, severally and not jointly, purchase from the Company such number of Shares as set forth opposite its name in Schedule I hereto (the “Purchased Shares”) for the corresponding “Applicable Investment Amount” set forth therein, reflecting a purchase price per Share equal to $2.5.

1.2 At the Closing, the Company shall issue and deliver to the Investors a Warrant in the form attached hereto as Exhibit A (the “Warrant”) to purchase such number of Shares as is set forth opposite such Investor’s name in the column labeled “No. of Warrants” (the “Warrant Shares”). Subject to the following vesting schedule, the Warrant shall be exercisable for a period of three and a half (3.5) years from the date of issuance (the “Warrant Issue Date”). The Warrant’s exercise price shall be $3.30 per Share. The Warrant shall vest and become exercisable with respect to one third of the Warrant Shares upon each of the first, second and third annual anniversary of the Closing (as defined below), provided that on the applicable vesting date, the Investor shall hold all of the Purchased Shares; and provided further that the Warrant shall vest and become exercisable in respect of all of the Warrant Shares in the event one or more shareholders acting together acquire a block of at least 40% of the Company’s issued and outstanding share capital.

2. CLOSING. The execution and delivery of this Agreement (and the performance thereof) shall occur on May 16, 2109, upon delivery by facsimile or e-mail of the pdf version of executed signature pages of this Agreement and all other documents, instruments and writings required to be delivered pursuant to this Agreement to Gornitzky & Co., Zion Building, 45 Rothschild Blvd., Tel-Aviv 6578403 Israel Attn: Shlomo Landress, Adv., e-mail: landress@gornitzky.com ; Fax: (972) 3 5606555 (the “Closing”). At the Closing(i) each Investor shall deliver to the Company its Applicable Investment Amount, via wire transfer of immediately available funds in accordance with the wire instructions below or bank or cashier’s check; and (ii) the Investors shall be issued the applicable number of Shares as uncertificated shares registered with the Company’s transfer agent, American Stock Transfer & Trust & Co. (“AST&T”). As soon as possible following Closing, the Company will deliver to each Investor a printout issued by AST&T reflecting the number of shares purchased by such Investor hereunder.

BOS Better Online Solutions Ltd.
The First International Bank of Israel.
42 Rothschild Blvd. Tel Aviv, Israel 66833
Branch #046
Account No. 880200
Swift Code: FIRBILITXXX
IBAN: IL500310460000000880200

Or to:

BOS Better Online Solutions Ltd.

Bank Leumi Ltd.

11 Moshe Levy St.

Rishon Le-Zion Industrial Zone, 75707, Israel

Branch#671

Account No. 142900/82

Swift Code: LUMI ILIT TLV

IBAN: IL80 0106 7100 0001 4290 082

3. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company hereby represents and warrants to each of the Investors that:

3.1 Corporate Organization. The Company is a corporation duly incorporated and validly existing under the laws of Israel, and has the corporate power to own its property and to carry on its business as now being conducted. The Company’s shares are traded on the Nasdaq Capital Market.

3.2 Due Authorization and Valid Issuance. The Company has the corporate power to enter into this Agreement. The Agreement has been, or will have been, at the time of its execution and delivery, duly executed and delivered by the Company. Prior to the Closing of this Agreement, the Company shall have acted to complete all corporate action necessary on its part for the issuance, sale and delivery of the Shares, the Warrants and the Warrant Shares. The Shares being purchased by the Investor hereunder and the Warrant Shares will, upon issuance and payment therefor pursuant to the terms hereof, be duly authorized, validly issued, fully-paid and nonassessable.

3.3 Binding Agreement. The Agreement constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors and contracting parties generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought, and (iii) rights to indemnity and contribution may be limited by Israeli or U.S. state or federal securities laws applicable to the Company or by the public policy underlying such laws.

3.4 Non-Contravention. Neither the execution and delivery of the Agreement, nor the consummation of the transactions or the performance of the obligations contemplated hereby will result in any violation or breach of Company’s Articles of Association as currently in effect, board resolutions or shareholders resolutions.

3.5 No Consent. To the Company’s best knowledge, and in reliance on the representations of the Investor given in Section 4 hereof, except for reporting obligations and approvals required under applicable securities laws and market regulations and for notices to or approvals by the Israel Innovation Authority (previously the Office of the Chief Scientist) (if required), and filing with the Israeli Registrar of Companies, no consent of any governmental body or third party is required to be made or obtained by the Company in connection with the execution and delivery of the Agreement by the Company or the consummation by the Company of the transactions or the performance of the obligations contemplated hereby by the Company.

3.6 Capitalization. The authorized share capital of the Company consists of  6,000,000 Ordinary Shares, nominal value NIS 80.00 per share, of which, as of March 31, 2019, 3,857,790 Ordinary Shares are issued and outstanding.

3.7 Financial Statements.

The audited consolidated financial statements of the Company as of December 31, 2018 and the related notes thereto, as filed by the Company with the Securities and Exchange Commission (“SEC”) under Form 20-F on April 1, 2019, fairly present the financial position of the Company as of their respective dates, and have been prepared in accordance with the books and records of the Company as at the applicable dates and for the applicable periods. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as may be disclosed in the notes to such financial statements, or as may be permitted by the SEC and except as disclosed in the filings the Company made in connection with such statements, if any.

3.8 Legal Proceedings. Except as disclosed in the Company’s public filings, there is no material legal or governmental proceeding pending or, to the knowledge of the Company, threatened to which the Company is or may be a party.

3.9 Compliance with Law. To the knowledge of the Company, the business of the Company is conducted in accordance with applicable laws, except to extent that, individually or in the aggregate, would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

3.10 Disclosure. The representations and warranties of the Company contained in this Section 3 as of the date hereof and as of the Closing, and in the Company’s public filings with the SEC do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3, are the sole representations and warranties made by the Company with respect to the transaction contemplated by this Agreement, and the Company does not make any other representation or warranty, express or implied.

4. REPRESENTATIONS OF THE INVESTOR. Each Investor, severally and not jointly, represents and warrants to the Company that:

4.1 Enforceability. (i) The Investor is authorized and qualified and has full right and power to become an investor in the Company, is authorized to purchase the Shares and to perform its obligations pursuant to the provisions hereof, (ii) the person signing the Agreement and any other instrument executed and delivered therewith on behalf of the Investor has been duly authorized by such entity and has full power and authority to do so; , and (iii) such Investor has not been formed for the specific purpose of acquiring an interest in the Company.

4.2 Restrictions on Transferability and Hedging; Lock-Up.

4.2.1 The Investor understands that (i) the Shares and the Warrant Shares have not been registered under the Securities Act of 1933, or under the laws of any other jurisdiction; (ii) such Shares and Warrant Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act and, where required, under the laws of other jurisdictions or unless an exemption from registration is then available; (iii) there is now no registration statement on file with the SEC with respect to the Shares or the Warrant Shares to be purchased by the Investor.

4.2.2 The Investor acknowledges and agrees that the Shares and the Warrant Shares shall bear restrictive legends as counsel to the Company may determine are necessary or appropriate, including without limitation, legends under applicable securities laws similar to the following:

“These shares have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred, assigned or otherwise disposed of in the absence of an effective registration statement with respect thereto, filed and made effective under the Securities Act of 1933, or an opinion of the Company’s counsel that registration under such Act is not required.”

4.2.3 The Company will not register any transfer of Shares or Warrant Shares not made pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

4.2.4 The Investor agrees not to engage in hedging transactions with regards to the Shares sold pursuant to this Agreement. The Investor further agrees that it will not, during a period commencing upon the Closing and ending on the first anniversary of the Closing (the Lock-Up Period”) offer, pledge, sell, transfer or otherwise dispose of any of the Shares, Warrants or Warrant Shares, or enter into any derivative transaction that has the economic effect of such sale or transfer.

4.3 Investment Purposes. The Shares and the Warrant Shares are being acquired for investment purposes. The Shares and the Warrant Shares are not being purchased with a view to, or for resale in connection with, any distribution or other disposition thereof. The Investor has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution or other disposition and it will not divide its interest in the Company’s Shares or Warrant Shares with others, resell or otherwise distribute the Shares or Warrant Shares in violation of U.S. federal or state securities laws or the Israeli Securities Law.

4.4 Information and Advice.

4.4.1 The Investor has carefully reviewed and understands the risks of a purchase of the Shares and Warrant Shares. In connection with the Investor’s investment in the Company, it has obtained the advice of its own investment advisors, counsel and accountants (the “Advisors”). The Investor and its Advisors have reviewed the Company’s public filings and have been furnished with all materials relating to the Company or the offering of the Shares (the “Offering”) that they have requested. The Investor and its Advisors have been afforded the opportunity to ask questions of the Company concerning the financial and other affairs of the Company and the conditions of the Offering and to obtain any additional information necessary to verify the accuracy of any representations or information set forth with respect to the Shares and the Warrant Shares.

4.4.2 The Company has answered all reasonable inquiries that the Investor and its Advisors have made concerning the Company or any other matters relating to the creation and operations of the Company and the terms and conditions of the Offering.

4.5 Sophistication and Risk.

4.5.1 It has such knowledge and experience in financial and business matters, that it is capable of evaluating, and has evaluated, the merits and risks of the Offering. By reason of its business or financial experience, it has the capacity to protect its interests in connection with an investment in the Company.

4.5.2 It understands that no Israeli or U.S. federal or state agency has passed upon the Shares or Warrant Shares or made any finding or determination as to the fairness of the transactions contemplated in the Agreement.

4.5.3 It understands that the Shares and Warrant Shares are speculative investments, which involve a high degree of risk, including the risk that the Investor might lose its entire amount invested in the Company.

4.5.4 It understands that any tax benefits that may be available to the Investor, if any, may be lost through adoption of new laws, amendments to existing laws or regulations, or changes in the interpretation of existing laws and regulations.

4.5.5 It has the financial ability to bear the economic risk of its investment in the Company and has adequate net worth and means of providing for the Investor’s current needs and contingencies to sustain a complete loss of the Investor’s investment and has no need for liquidity in the Investor’s investment in the Company.

It is an “Accredited Investor,” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933.

4.6 No solicitation. At no time was the Investor presented with or solicited by any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation concerning the Offering.

4.7 Broker-Dealer. The Investor is not a broker-dealer, nor is it an affiliate of any broker-dealer.

4.8 Further Indebtedness. The Investor acknowledges that no provision of the Agreement restricts, or shall be construed to restrict, in any way the ability of the Company to incur indebtedness or to issue share capital or other equity securities (or securities convertible into equity securities) of the Company or to grant liens on its property and assets.

4.9 Voting and/or Investment Control over the Investor. Each Investor which is an entity has made available to the Company a list of individuals who have or share voting and/or investment control over such Investor. The Investor acknowledges that the Company may be required to disclose such information in its public filings. Investor shall update such list as may reasonably be requested by the Company from time to time to comply with the Company’s disclosure obligation and/or with a request for such information from any regulatory body.

4.10 Independent Investment. T  The Investor has not agreed to act with any other person for the purpose of acquiring, holding, voting or disposing of the Shares or Warrant Shares purchased hereunder, and is acting independently with respect to its investment in the Shares and Warrant Shares. The obligations of the Investor under the Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under the Agreement. Nothing contained herein nor any action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors, or any of them, as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors, or any of them, are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Agreement.

4.11 Holdings. Schedule I attached hereto reflects the holdings of the Company’s shares by the Investor and its affiliates as of the date hereof, and as of the Closing.

4.12 Availability of Exemptions. The Investor understands that the Shares are being offered and sold in reliance on a transactional exemption or exemptions from the registration requirements of Israeli and U.S. federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the applicability of such exemptions and the suitability of the Investor to acquire the Shares and the Warrant Shares.

4.13 Disclosure. The representations and warranties of the Investor contained in this Section 4 as of the date hereof and as of the Closing, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they are made, not misleading. The Investor understands and confirms that the Company will rely on the foregoing representations in effecting the transaction contemplated in the Agreement and other transactions in securities of the Company.

5. CONDITIONS OF INVESTOR’S OBLIGATION AT THE CLOSING. The obligation of each Investor to purchase Shares is subject to the fulfillment or waiver by the Investor prior to or on the date of the Closing of the conditions set forth in this Section 5. In the event that any such condition is not satisfied to the satisfaction of the Investor, then the Investor shall not be obligated to proceed with the purchase of such securities.

5.1 Representations and Warranties. The representations and warranties of the Company under this Agreement shall be true in all material respects as of the Closing, with the same effect as though made on and as of such date.

5.2 Compliance with Agreements. The Company shall have performed and complied in all material respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing.

5.3 No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

5.4 Government Approvals. The Company shall have received all necessary governmental approvals with respect to the transactions contemplated hereby.

6. CONDITIONS OF THE COMPANY’S OBLIGATION AT THE CLOSING. The obligation of the Company to issue the Shares to each Investor is subject to the fulfillment or waiver by the Company prior to or on the Closing of the conditions set forth in this Section 6. In the event that any such condition is not satisfied to the satisfaction of the Company, then the Company shall not be obligated to proceed with the sale of the securities under this Agreement.

6.1 Representations and Warranties. The representations and warranties of the Investor under this Agreement shall be true in all material respects as of the Closing, with the same effect as though made on and as of such date.

6.2 Compliance with Agreements. The Investor shall have performed and complied in all respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing.

6.3 No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

6.4 Delivery of Purchase Amount. The Investor shall have delivered to the Company its Purchase Amount for the Shares at the Closing Date.

6.5 Government Approvals. The Company shall have received all necessary governmental approvals with respect to the transactions contemplated hereby. The Investor shall have executed any confirmations and undertakings required by the Israel Innovation Authority (previously the Office of Chief Scientist), if applicable.

7. REGISTRATION. Not later than 180 days from the date of the Closing of the Share Purchase Agreement, the Company shall prepare and file with the SEC a Registration Statement on Form F-3 covering the Purchased Shares and the Warrants Shares (collectively, the “Registrable Securities”) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”). The Company shall cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof and shall use its reasonable commercial efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is the earlier of: (i) the date when all Registrable Securities have been sold; (ii) 4 years from the date hereof. The expenses incurred in connection with such registration shall be borne and paid by the Company.

8. CONFIDENTIALITY. Any information disclosed to the Investor or its Advisors, which has not previously been made available to the general public by the Company, if any, shall be considered Confidential Information. The Investor acknowledges the confidential nature of the Confidential Information it may have received, and agrees that the Confidential Information is the valuable property of the Company. The Investor agrees that it and its Advisors shall not reproduce any of the Confidential Information without the prior written consent of the Company, nor shall they use any Confidential Information for any purpose except as permitted by and in the performance of this Agreement, or divulge all or any part of the Confidential Information to any third party. The confidentiality obligations undertaken by the Investor hereunder will remain in full force and effect regardless of the execution and consummation or termination of this Agreement.

9. MISCELLANEOUS.

9.1 Amendments. This Agreement may be modified, supplemented or amended only by a written instrument executed by the parties hereto.

9.2 Notices. Any notice that is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes, (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile or email, upon transmission (and if transmitted and received on a non-business day, on the first business day following transmission), (iii) seven (7) business days (and fourteen (14) business days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) business days after being sent by internationally overnight delivery providing receipt of delivery, to the following addresses:

if to the Company, B.O.S Better Online Solutions Ltd., 20 Freiman Street, Rishon Lezion, 75101 Israel Attn: Mr. Eyal Cohen, Co-CEO and CFO, facsimile: (972) 3 954-1003, with a copy (that shall not serve as notice) to Gornitzky & Co., Zion Building, 45 Rothschild Blvd., Tel-Aviv 6578403 Israel Attn: Shlomo Landress, Adv., e-mail: landress@gornitzky.com; Fax: (972) 3 5606555; or at any other address designated by the Company to the Investor in writing;

if to the Investor, to its address listed on Schedule I hereto or at any other address designated by the Investor to the Company in writing.

9.3 Survival of Representations and Warranties. All representations and warranties contained herein shall survive after the execution and delivery of this Agreement or such certificate or document, as the case may be, for a period of 24 months from the date hereof. All covenants and agreements in the Agreement shall survive in accordance with their terms. This Section shall survive the termination of this Agreement for any reason.

9.4 Delays or Omissions; Waiver. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.5 Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

9.6 Entire Agreement. This Agreement and the exhibits and schedules hereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

9.7 Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

9.8 Severability. Should any one or more of the provisions of this Agreement (including its exhibits and schedules) be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision, which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

9.9 Assignment. This Agreement may not be assigned in whole or in part by the Investor without the prior written consent of the Company.

9.10 Governing Law and Venue. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Israel, without regard to conflict of laws provisions. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court.

9.11 Counterparts. This Agreement may be executed concurrently in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first set forth above.

COMPANY:

B.O.S. BETTER ONLINE SOLUTIONS LTD.

By:
Name:
Title:

INVESTOR:

By:
Name:
Title:

Schedule I

INVESTOR’S NAME AND	APPLICABLE INVESTMENT		NO. OF PURCHASED	NO. OF WARRANTS
ADDRESS	AMOUNT		SHARES	PURCHASED
Premier Financial Concepts LLC	USD	300,000	120,000	72,000
Rodney Speight	USD	50,000	20,000	12,000
Ralph J. Fratus Jr	USD	100,000	40,000	24,000
Michele Roverto Manago	USD	50,000	20,000	12,000
The John C. & Desiree A. Coats Trust dated 03/29/04	USD	50,000	20,000	12,000
The Walter and Laura Whetstine Revocable Living Trust dated 10/12/2010	USD	50,000	20,000	12,000
Woodman Revocable Trust dated 08/12/12	USD	50,000	20,000	12,000
Todd M. Felte	USD	50,000	20,000	12,000
Kristi Dorman	USD	50,000	20,000	12,000
Dean Amato	USD	100,000	40,000	24,000
Dana W. Amato	USD	150,000	60,000	36,000

THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO B.O.S. BETTER ONLINE SOLUTIONS LTD. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase up to ________ Ordinary Shares of
B.O.S. Better Online Solutions Ltd.
(subject to adjustment as provided herein)

ORDINARY SHARES PURCHASE WARRANT

No. _________________	Issue Date: May ___, 2019

B.O.S. BETTER ONLINE SOLUTIONS LTD. a company incorporated under the laws of the State of Israel hereby certifies that, for value received, ___________, or assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) up to _________ fully paid and nonassessable Ordinary Shares (as hereinafter defined), NIS 80.00 nominal value per share (the “Warrant Shares”), at the exercise price of $3.30 per Ordinary Share (the “Exercise Price”). The number and character of such Ordinary Shares and the Exercise Price per share are subject to adjustment as provided herein.

1.	As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)	The term “Company” shall include B.O.S. Better Online Solutions Ltd. and any corporation which shall succeed, or assume the obligations of, B.O.S. Better Online Solutions Ltd. hereunder.

(b)	The term “Other Securities” refers to any securities of the Company or any other person (corporate or otherwise) which the Holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Ordinary Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Ordinary Shares or Other Securities pursuant to Section 3 or otherwise.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that Securities Purchase Agreement dated as of the date hereof by and among the Company and the Investor (as defined therein).

2.	Exercise of Warrant.

2.1 Term. This Warrant shall be subject to a three year annual vesting and may be exercised as follows: (i) commencing May _______ 2020 with respect to up to _______ Ordinary Shares of the Company; (ii) commencing May ____2021 with respect to up to an additional _______ Ordinary Shares of the Company; and (iii) commencing May ___2022 with respect to up to an additional ________Ordinary Shares of the Company (each such date, a “Vesting Date”), provided that on the applicable Vesting Date the Holder shall be the owner of all of the Ordinary Shares the Holder has acquired from the Company on the date hereof (the “Purchased Shares”). The Warrant shall automatically expire and no longer be exercisable on November ____, 2022 or, with respect to any portion of the Warrant not previously vested as described above, upon the earlier sale by the holder of all or part of the Purchased Shares.

2.2 Shares Issuable upon Exercise. The Holder shall be entitled to receive, upon exercise of this Warrant in whole or in part, by delivery of an original or fax copy of an exercise notice in the form attached hereto as Exhibit A (the “Exercise Notice”) and payment in accordance with Section 2.2 below, Ordinary Shares of the Company (the “Warrant Shares”), subject to adjustment pursuant to Section 4.

2.3 Company Acknowledgment. The Company will, at the time of the partial exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such partial exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

3.	Procedure for Exercise.

The Company agrees that the Warrant Shares purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares in accordance herewith. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, such number of duly and validly issued, fully paid and nonassessable Warrant Shares (or Other Securities) to which the Holder shall be entitled on such exercise, as uncertificated shares registered with the Company’s transfer agent.

4.	Payment of Exercise Price.

Payment shall be made in cash, by wire transfer to a bank account the details of which shall have been provided by the Company to the Holder in writing or by certified or official bank check payable to the order of the Company, of the amount equal to the applicable aggregate Exercise Price for the number of Ordinary Shares specified in the Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of Warrant Shares issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the applicable number of duly authorized, validly issued, fully-paid and non-assessable Warrant Shares (or Other Securities) determined as provided herein.

5.	Fractional Shares.

This Warrant may not be exercised for fractional shares. In lieu of fractional shares the Company shall make a cash payment therefor based upon the Exercise Price then in effect.

6.	Effect of Reorganization, Etc.; Adjustment of Exercise Price.

6.1 Reorganization, Consolidation, Merger, Etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person, including the sale of substantially all of the Company’s outstanding share capital to a corporate third party, in consideration for such third party’s securities, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Sections 2 and 3 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Ordinary Shares issuable on such exercise prior to such consummation or such effective date, the shares and Other Securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

6.2 Extraordinary Events Regarding Ordinary Shares. In the event that the Company shall (a) issue additional Ordinary Shares as a dividend or other distribution on outstanding Ordinary Shares, (b) subdivide its outstanding Ordinary Shares, or (c) combine its outstanding Ordinary Shares into a smaller number of Ordinary Shares, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such event and the denominator of which shall be the number of Ordinary Shares outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 3.2. The number of Ordinary Shares that the Holder of this Warrant shall thereafter, on the exercise hereof be entitled to receive shall be increased or decreased, as the case may be, to a number determined by multiplying the number of Ordinary Shares that would otherwise (but for the provisions of this Section 3.2) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 3.2) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

6.3 Good Faith. All determinations with respect to adjustments by the Company hereunder shall be made by the Board of Directors in good faith.

7.	Certificate as to Adjustments. In each case of any adjustment or readjustment in the Ordinary Shares (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

8.	Reservation of Shares, Etc., Issuable on Exercise of Warrant. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, Ordinary Shares (or Other Securities) from time to time issuable on the exercise of the Warrant.

9.	Representations of the Company. The Company represents that (i) all corporate actions on the part of the Company, its officers, directors and shareholders necessary for the sale and issuance of the Warrant Shares pursuant hereto and the performance of the Company’s obligations hereunder were taken prior to and are effective as of the issue date of this Warrant; (ii) the Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights, and (iii) the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Articles of Association, do not and will not contravene any law, governmental rule or regulation, or, to the Company’s knowledge, any judgment or order applicable to the Company, and, except for consents that have already been obtained by the Company or except as would not have a Material Adverse Effect, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound, or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by any government authority or agency or other person.. as used herein, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, prospects, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

10.	Representations and Warranties by the Holder. The Holder represents and warrants to the Company as follows:

10.1 Holder understands that the Warrant is being offered and sold pursuant to an exemption or exemptions from registration requirements of Israeli and US Federal and state securities laws and that the Company is relying upon the truth and accuracy of Holder’s representations contained in that Securities Purchase Agreement of even date herewith, including, without limitation, that the Holder is an “Accredited Investor” within the meaning of Regulation D under the Securities Act of 1933.

10.2 Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Holder is able to bear the economic risk of this investment.

10.3 Holder is acquiring the Warrant and the Ordinary Shares issuable upon exercise of the Warrant for its own account for investment only, and not as a nominee or agent and not with a view towards or for resale in connection with their distribution.

11.	Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred in whole by any registered Holder hereof (a “Transferor”) in whole or in part. On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, a legal opinion from the Transferor’s counsel that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver a new Warrant of like tenor, in the name of the transferee specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face thereof for the number of Ordinary Shares called for on the face of the Warrant so surrendered by the Transferor. Notwithstanding the foregoing, no opinion of counsel or “no-action” letter shall be necessary for a transfer without consideration by a Holder to any other entity which controls, is controlled by or is under common control with the Holder.

12.	Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

13.	Rights of Shareholders. No Holder shall be entitled, in its capacity as a Warrant holder only, to vote or receive dividends or be deemed the holder of the Ordinary Shares or any Other Securities of the Company, which may at any time be issuable upon the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any other matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of nominal value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Ordinary Shares issuable upon the exercise hereof shall have become deliverable, as provided herein.

14.	Transfer on the Company’s Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

15.	Notices, Etc. All notices and other communications from the Company to the Holder of this Warrant shall be deemed to have been sufficiently given and received for all purposes, (i) when delivered in writing by hand, upon delivery; (ii) if sent via facsimile, upon transmission and electronic confirmation of receipt (and if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt), (iii) seven (7) business days (and fourteen (14) business days for international mail) after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (iv) three (3) business days after being sent by internationally overnight delivery providing receipt of delivery, to the address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

16.	Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by and construed in accordance with the laws of the State of Israel without regard to principles of conflicts of laws. Any dispute arising under or in relation to this Agreement shall be adjudicated in the competent court of Tel Aviv-Jaffa district only, and each of the parties hereby submits irrevocably to the exclusive jurisdiction of such court. In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision, which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Warrant is executed as of the date first written above.

B.O.S. BETTER ONLINE SOLUTIONS LTD.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

FORM OF SUBSCRIPTION
(To Be Signed Only on Exercise of Warrant)

To:	B.O.S. Better Online Solutions Ltd.

Attention:   Co-CEO and Chief Financial Officer

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____), hereby irrevocably elects to purchase (check applicable box):

________        ________ Ordinary Shares covered by such Warrant;

☐☐ The undersigned herewith makes payment of the full Exercise Price for such Ordinary Shares at the price per share provided for in such Warrant, which is $_____________.

Such payment takes the form of (check applicable box or boxes):

☐	$__________ by wire transfer of lawful money of the United States; and/or

☐	$__________ by certified or official bank check payable to the order of the Company

The undersigned requests that shares be issued in the name of, and delivered to ______________________________________________ whose address is _________________________________________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Ordinary Shares under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption from registration under the Securities Act.

Dated: ___________
(Signature must conform to name of Holder as specified on the face of the Warrant)

Address:

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT
(To Be Signed Only on Transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person named below under the heading “Transferee” the right represented by the within Warrant to purchase the number of Ordinary Shares of B.O.S Better Online Solutions Ltd. into which the within Warrant relates and appoints each such person attorney-at-fact to transfer its respective right on the books of B.O.S. Better Online Solutions Ltd. with full power of substitution.

NAME OF TRANSFEREE	ADDRESS

DATED:	_______________	(SIGNATURE MUST CONFORM TO NAME OF HOLDER AS SPECIFIED ON THE FACE OF THE WARRANT)

ADDRESS:

ACCEPTED AND AGREED: [TRANSFEREE]

By:

Name:

Title: